Exhibit 21.1

List of Significant Subsidiaries and Variable Interest Entities

Significant Subsidiaries	Place of Incorporation

JIUFU Financial Information Service Limited	Hong Kong

Beijing Jiufu Lianyin Technology Co., Ltd.	People’s Republic of China

Zhuhai Hengqin Jiufu Technology Co., Ltd.	People’s Republic of China

Variable Interest Entities	Place of Incorporation

Jiufu Jinke Holdings Group Co., Ltd.	People’s Republic of China

Beijing Puhui Lianyin Information Technology Co., Ltd.	People’s Republic of China

Significant Subsidiaries held by Variable Interest Entities	Place of Incorporation

Xizang Jiufu Dingdang Information Technology Co., Ltd.	People’s Republic of China

Zhuhai Jiufu Xiaojin Technology Co., Ltd.	People’s Republic of China

Beijing Jiufu Puhui Information Technology Co., Ltd.	People’s Republic of China

Xinjiang Jiufu Onecard Information Technology Co., Ltd.	People’s Republic of China

Jiufu Wukong (Beijing) Technology Co., Ltd.	People’s Republic of China